UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 4, 2025

The Mineral Company Ltd. (f/k/a INDO Global Exchange(s) Ltd.

(Exact name of registrant as specified in its charter)

Colorado	000-53438	48-1308991
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6400 S. Fiddlers Green #250 #1012 – Greenwood Village, CO 80111

(Address of Principal Executive Offices) (Zip Code)

+34 691 228309

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 — OTHER EVENTS

Item 8.01

Other Events.

On February 26, 2025, Indo Global Exchange(s) PTE, Ltd. (the “Company” or “IGEX”) entered into a strategic agreement to eliminate $5,000,000 in outstanding debt, significantly strengthening the Company’s financial position and reinforcing its long-term growth strategy.

This debt elimination is directly related to the March 18, 2024, acquisition of a 25% corporate membership interest in Saint Andrews Holding Company S.L., which was initially financed through a $6,000,000 loan booked on the Company’s balance sheet. The original agreement granted IGEX the opportunity to participate in Saint Andrews’ extensive portfolio of sustainable marine aquaculture operations, valued at approximately $8.16 million at the time of acquisition.

The debt reduction was funded through personal investments from IGEX’s Chief Executive Officer, Antonio Sainz, and The European Institute for Entrepreneurship (EIE), demonstrating a strong commitment to the Company’s future success. Importantly, this transaction was carried out without dilution to existing shareholders and does not involve a reverse stock split, preserving investor value and confidence.

This debt elimination is expected to enhance IGEX’s financial stability, improve liquidity, and support its expansion plans in the sustainable aquaculture and marine resources sector. By reducing its debt obligations, IGEX can better allocate resources towards strategic initiatives that align with its long-term vision, maximizing shareholder value and positioning the Company for continued growth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Indo Global Exchange(s) Ltd. Pte. (“The Mineral Company”)

By	/s/ Antonio Sainz Millan
Name:	Antonio Sainz Millan
Title:	CEO

Date: March 4, 2025

INDEX TO EXHIBITS

None attached